Exhibit 5.1

LOEB & LOEB LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

July 29, 2022

EF Hutton Acquisition Corporation I

24 Shipyard Drive

Hingham, Massachusetts 02043

Re: EF Hutton Acquisition Corporation I

Ladies and Gentlemen:

We have acted as counsel to EF Hutton Acquisition Corporation I, a Delaware corporation (the “Company”), in connection with its filing of the Registration Statement on Form S-1, as amended (File No. 333-264314) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission. The Registration Statement relates to an underwritten public offering and sale of (i) 10,000,000 units (the “Units”), each Unit consisting of one share (each, a “Share”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”); one redeemable warrant (the “Warrant”), each warrant entitling its holder to purchase one Share; and one right (the “Right”), each Right entitling its holder to receive one-eighth (1/8) of one Share upon the consummation of an initial business combination; (ii) up to 1,500,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option; (iii) all Common Stock, Warrants and Rights issued as part of the Units and the Over-Allotment Units; (iv) all Common Stock issuable upon exercise of the Warrants included in the Units and Over-Allotment Unit; and (v) all Common Stock issuable upon conversion of the Rights included in the Units and Over-Allotment Units.

The Warrants will be issued and sold pursuant to the terms of the Warrant Agreement, filed as an exhibit to the Registration Statement (the “Warrant Agreement”). The Rights will be issued and sold pursuant to the terms of the Rights Agreement, filed as an exhibit to the Registration Statement (the “Rights Agreement”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction of the Company’s Amended and Restated Certificate of Incorporation and Bylaws, the Warrant Agreement, the Rights Agreement, the Warrants, the Rights, and such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company, as to questions of fact material to this opinion.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photo-static copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1. The Units and the Over-Allotment Units have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. The Shares have been duly authorized by the Company, and the Shares included in the Units, when issued and sold by the Company and delivered by the Company against receipt of the purchase price for the Units, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

3. The Warrants have been duly authorized by the Company, and, provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment for the Units, when issued and sold in the manner contemplated by the Registration Statement, the Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. The Rights have been duly authorized by the Company, and, provided that the Rights have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment for the Units, when issued and sold in the manner contemplated by the Registration Statement, the Rights will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

5. The Shares underlying the Warrants and the Rights have been duly authorized and, when issued and delivered by the Company in accordance the respective terms of the Warrants and Rights, will be validly issued, fully paid and non-assessable.

We are opining solely on (i) the Delaware General Corporation Law, and (ii) the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that enforceability may be limited by and be subject to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers).

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption, “Legal Matters,” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP

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